Insperity

Workforce Optimization®
Client Service Agreement

Client Legal Name	SMX Capital, Inc				
Client d/b/a, if any					
Billing Address	3080 12th Street	Riverside		CA	92507
Phone Number	+1 (951) 300-0788	**Fax**		**Email**	sbrown@solarmaxtech.com
State of Formation		**FEIN**		**NAICS Code**	
Legal Structure	(Examples: C Corp., S Corp., LP, LLC, LLP, etc.)				

We are pleased that you have chosen Insperity PEO Services, L.P. ("**we**", "**us**", or "**our**") as your full-service, outsourced human resources provider. This Client Service Agreement (collectively with the Schedules and Terms & Conditions, the "**Agreement**") is the understanding between us and your company ("**you**" or "**your**").

1. Term. This Agreement begins on the first day of the first payroll period paid by us ("**Effective Date**") and will remain in effect until terminated (the "**Term**"). We want our performance to be the reason that you choose to remain our client. Accordingly, either party may cancel this Agreement at any time by giving the other party thirty (30) days prior written notice or by following the steps to terminate the Agreement following a Default.

2. Services. As your full-service professional employer organization, during the Term we will provide the following human resource services ("**Services**") to you and your employees that are co-employed by us ("**Staff**"):

A. Payroll & Employee Administration: We will pay salaries and wages to Staff as you report them to us each pay period and will comply with all Laws concerning the reporting, payment and withholding of payroll taxes on salaries and wages we pay under this Agreement. During the Term, we will also maintain and make available to you reports and records regarding our payment of Staff salaries and wages, and make available to you and Staff paystubs and W-2s.

B. Workers' Compensation: We will maintain workers' compensation insurance for Staff.

C. Health & Welfare Benefit Plans: We will offer eligible Staff the opportunity to participate in the Insperity-Sponsored benefit plans included in the benefits package you have selected as reflected in Schedule B. Depending on the benefits package selected, eligible Staff may be offered medical, dental, and vision coverage; a Health Care Flexible Spending Account and a Health Savings Account Program; life, disability and personal accident insurance; adoption and educational assistance; a commuter benefits program; and an employee assistance program. If applicable, we will also provide online benefits enrollment, Affordable Care Act compliance support, and certain services relating to health and welfare benefit plans you sponsor. Our provision of these benefits-related Services is subject to and more fully described in the Health & Welfare Benefit Plan Annex to the Terms & Conditions.

D. Employer Liability Management: We will help you manage your employer risks and liabilities by maintaining Employment Practices Liability Insurance with coverage for you, as described in the Terms & Conditions, and by assisting with certain employment and human resource-related governmental investigations.

E. HR Services: Your dedicated Insperity® human resources team will assist you in developing human resource policies, help design and implement an employee handbook, advise on human-resource matters as-requested, and make available required human resource notices. You and Staff will also have access to our online human resources training programs.

F. 401(k)/Retirement Plans: If selected by you, we will offer eligible Staff the opportunity to participate in an Insperity-Sponsored 401(k) plan or provide services relating to a retirement plan you sponsor, subject to applicable fees and the Retirement Plan Annex to the Terms & Conditions.

3. Staff. You have identified your current employees who are subject to this Agreement on Schedule A ("**Confidential Business Profile**"). Your employees identified in your Confidential Business Profile and your future employees will become Staff only when they (A) are or become your employee, (B) complete our new-hire paperwork, (C) accept a written employment agreement or acknowledgement with us, and (D) have been paid by us (or, in the case of eligible self-employed owners, when you have paid us a Comprehensive Service Fee for such individual), provided that the effective date of employment for each individual Staff

will be the first day worked during the first payroll period paid by us for that individual. We will provide all of our Services as a co-employer, unless otherwise expressly noted.

4. Service Fee. In exchange for the Services, you agree to pay our comprehensive service fee ("**Comprehensive Service Fee**") each pay period. Our Comprehensive Service Fee is the gross payroll for each Staff during that period ("**Gross Payroll**"), plus the Service Fee Percentage for each Staff multiplied by their Gross Payroll, plus charges that would not otherwise be captured in our Comprehensive Service Fee, such as Services for Staff not receiving a paycheck that period.

A. Our service fee percentages ("**Service Fee Percentages**") are established for each Staff based on certain factors and estimates, including: (i) the information on your Confidential Business Profile, (ii) various Laws, taxes, and governmental fees, (iii) our health and welfare plans, workers compensation program, and other programs, and (iv) administrative charges A composite Service Fee Percentage as of the date of this Agreement is on your attached Schedule B.

B. Our Service Fee Percentages are established for each twelve (12) month period of this Agreement, and will only be adjusted annually thereafter, with prior written notice, unless there are changes in Laws, your Confidential Business Profile, Staff or workplace circumstances, as more fully described in the Terms & Conditions.

C. You will receive an invoice for selected services that you request from us or our affiliates that are not included in our Service Fee Percentages. Services not included in our Service Fee Percentages include recruiting, software products, bonus checks, background checks, drug testing, pre-employment and employee testing, supplemental insurance services, supplemental consulting services, and retirement plan participation ("**Additional Services**"). We will advise you in advance if a requested service is an Additional Service.

D. The non-refundable enrollment fee on your Schedule B is due and payable at execution of this Agreement.

5. Miscellaneous.

A. This Agreement is the entire agreement and supersedes all prior agreements or understandings. Capitalized terms used but not defined will have the meanings in the Terms & Conditions. Handwritten/typed changes, except for completing blank spaces on this Agreement, will be void and have no effect.

B. Each party represents and warrants that it has the authority to enter into this Agreement. This Agreement may be executed in counterparts, all of which will constitute the same document. Signatures by facsimile or scanned electronic transmission will be deemed original.

C. Your Confidential Business Profile (Schedule A) and Schedule B are incorporated into this Agreement for all purposes.

D. The Terms & Conditions are available online at www.insperity.com/terms (or any successor site) and are incorporated into this Agreement for all purposes. In a conflict between this Client Service Agreement and the Terms & Conditions, the Terms & Conditions control. You agree that revised Terms & Conditions posted as described above or submitted to you during the Term will be binding at your next annual renewal of your Service Fee Percentages. **The Terms & Conditions contain provisions concerning Indemnity, Hold Harmless, Damage Limitations, Arbitration and other material terms concerning the obligations of both parties.**

INSPERITY PEO SERVICES, L.P.		**CLIENT:**	SMX Capital, Inc (Include full legal name, including "Inc.", "Corp.", "LLC", "L.P.", etc.)
By:		By:	DocuSigned by: Stephen Brown EEEE44835486454...
Name:		Name:	Stephen Brown
Title:		Title:	Chief Financial Officer
Date:		Date:	10/14/2019

Insperity

Client Service Agreement Terms & Conditions

Updated: September 27, 2019

These Client Service Agreement Terms & Conditions, together with all Annexes, are incorporated into, and form a part of, your Client Service Agreement and are referred to as the "**Terms & Conditions**". We refer to the combination of the Client Service Agreement, the Specific Terms Addressing Applicable Laws ("**Applicable Law Terms**"), these Terms & Conditions, and any Exhibits and Schedules as this "**Agreement**". We will be an employer of Staff for the purposes of our employer-related responsibilities that we have specifically described in Section 2(A) below.

1. Personnel. You acknowledge that we are relying on the accuracy of your Confidential Business Profile, and you represent and warrant to us that the Confidential Business Profile is accurate. You agree to amend your Confidential Business Profile by reporting to us each change in pay rate, addition or deletion of Staff, material change in employment status, change in Staff residence, change in Staff workers' compensation codes, or correction of any inaccuracy within five (5) business days of such change, addition, deletion or correction. The submission or approval of your periodic payroll reports containing such changes, if any, automatically updates your Confidential Business Profile.

2. Responsibilities for Staff Administration and Your Business.

A. In addition to providing the Services set forth in the Client Service Agreement, we are also responsible for the following in connection with Staff administration:

i. Maintenance of our records and documents;

ii. Our own compliance with all employment Laws, including Title VII of the 1964 Civil Rights Act; Age Discrimination in Employment Act ("**ADEA**"); Title I of the Americans with Disabilities Act ("**ADA**"); 42 U.S.C. § 1981; and § 503 of the Rehabilitation Act of 1973;

iii. Our own compliance with the Immigration Reform and Control Act of 1986 ("**IRCA**"), including obtaining and maintaining Form I-9 for Staff;

iv. Our own compliance with all personnel management policies and procedures that we maintain; and

v. Compliance with Laws governing the licensure, registration or certification of a professional employer organization.

B. Your responsibilities and obligations in operating your business are not changed by your relationship with us or this Agreement. As such, you agree that you will control, determine, and remain solely responsible for all duties not specifically allocated to us in this Agreement and all other aspects of your business and Staff, including:

i. The operation of your business, services provided or products produced by you, operation of any equipment or motor vehicles, compliance with all business licensure and other Laws for your business, any professional licensing, fidelity bonding, and/or professional liability insurance requirements, and development of policies and practices related to your business operations;

ii. Your direction and control over Staff, including a right to hire or terminate as to your employment relationship;

iii. The National Labor Relations Act ("**NLRA**") and any related laws as well as liability for all obligations of either party, including organizing efforts and process expenses, related to collective bargaining agreements ("**CBA**") covering Staff and any benefits arising from such agreements;

iv. Your own compliance with all employment-related Laws, including Title VII of the 1964 Civil Rights Act; ADEA; ADA; Consumer Credit Protection Act, Title III; Fair Credit Reporting Act ("**FCRA**") (including Laws governing criminal background inquiries and use of credit checks); 42 U.S.C. § 1981; § 503 of the Rehabilitation Act of 1973; Family and Medical Leave Act ("**FMLA**"); and the Consumer Product Safety Improvement Act;

v. Your own compliance with all immigration Laws including IRCA; cooperation with us in obtaining and maintaining Form I-9 for Staff; and obtaining work-visas for Staff, if necessary;

vi. Compliance with all wage, hour, payday, paid leave, and related Laws governing the payment of your employees, including regarding Owed Wages (as defined below), the Worker Adjustment and Retraining Notification Act ("**WARN**"), Fair Labor Standards Act ("**FLSA**") (including overtime exemption classification and accurate tracking and reporting of hours worked by non-exempt employees for payroll purposes), Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act ("**USERRA**"), and local and municipal tax laws and obligations that are not collected or funded through withholding of wages or payments processed through us;

vii. Payment, processing and reporting of any non-qualified deferred compensation, excess parachute payments or equity-based compensation of any type, whether actual or imputed for tax purposes, and compliance with all applicable Laws governing such compensation;

viii. Except as it relates to benefit plans sponsored by us, compliance with the Health Insurance Portability and Accountability Act ("**HIPAA**") and Employee Retirement Income Security Act ("**ERISA**");

ix. Compliance with governmental contracting Laws and reporting requirements, if applicable;

x. Compliance with personnel management and benefit plan administrative policies and procedures that are maintained by us and have been made available to you;

xi. Payment of commission-based pay, bonuses, vacation or paid time off, paid leave of absence, sick pay, incentive pay, separation pay, retention bonus, severance payment and similar compensation or work-related expenses ("**Additional Payments**"), which may be processed through us subject to our review and approval;

xii. Reimbursement of business-related expenses incurred by Staff; and

xiii. Compliance with all requirements of a tax credit, economic business status or certificate, or economic incentive

program ("**Governmental Incentive**") in which you participate or for which you apply.

3. **Employment Relationships & Supervision**.

A. Any rights we have with respect to Staff do not affect your separate and independent right of direction and control over Staff or your right to terminate Staff from your employment. You will direct and control the job-functions of Staff.

B. In addition, our separate employment agreement or acknowledgement with Staff, and the status of our co-employment relationship with Staff, will not amend, replace or otherwise affect any current or future employment contract or other relationship any Staff may have with you.

C. Only as to our separate employment relationship with Staff, we reserve a right of direction and control over Staff, including a right to hire, refuse to hire, or terminate, after notice or consultation with you. We reserve a right to resolve Staff complaints reported to us that are not subject to a CBA.

D. Employment of any Staff by us is contingent on their current status as your employee. Our separate employment relationship with Staff terminates automatically if (i) his or her employment with you terminates for any reason; (ii) we or Staff exercise our respective rights to terminate our separate employment relationship; or (iii) this Agreement terminates for any reason.

E. Upon termination of this Agreement, we will send Staff employment termination notices terminating our relationship with Staff, which will not affect your employment of Staff. You will retain sole responsibility and liability, if any, for all accumulated unpaid wages, sick leave, paid time off, vacation or similar liabilities for Staff.

F. After consulting with you, we may designate at least one on-site supervisor from among Staff. If we fail to designate any onsite supervisor or if for any reason an onsite supervisor is no longer associated with you, your chief executive officer shall serve as the on-site supervisor until a replacement is designated. On-site supervisors can serve as our primary contact for facilitating our Services.

G. You agree that, although we are establishing a limited and separate "co-employment" relationship with Staff, we are not "joint employers," "dual employers," or "correcting, creating, controlling or exposing employers" with you as that term is used by OSHA or other various governmental agencies, courts, and applicable Laws.

H. We agree and acknowledge that you retain exclusive ownership of all of your preexisting, later developed, or enhanced intellectual property created by you or Staff. We will not acquire any right, title or interest to such intellectual property and no transfer or assignment of your intellectual property or rights will occur by virtue of entering into the co-employment relationship. To the extent any such intellectual property right is considered to vest in us by operation of law, we will execute, deliver, acknowledge, file and record sufficient instruments of assignment and transfer as may reasonably be requested by you, your successors or assigns to vest in you all rights, title and interest in and to such intellectual property.

I. You agree and acknowledge that Staff may enter into a Mutual Arbitration Agreement with you and us, and you expressly agree and authorize us to promulgate the Mutual Arbitration Agreement to Staff.

J. Subject to Law, and Section 11.F., the parties will make commercially reasonable efforts to cooperate with each other regarding Staff records.

4. **Safety & Work Environment.**

A. This Agreement does not alter your responsibilities and obligations with regards to the safety of your premises, worksites or operations. Although we may provide loss prevention services to help reduce workplace injuries and illnesses to Staff in connection with our workers' compensation program for Staff, you agree, at your sole expense and as your sole responsibility, to (i) comply with all health and safety Laws applicable to your worksites and motor vehicles, including Occupational Safety and Health Administration ("**OSHA**"), Environmental Protection Agency regulations, and any state or local equivalent Laws of the foregoing; (ii) ensure use of all necessary personal protective equipment; and (iii) follow all recommendations concerning a safe work environment for Staff suggested to you by us or our workers' compensation insurance carrier. Given that we have no control over your worksite operations, any loss prevention services provided by us are only advisory and no result is guaranteed or assured. We assume no obligations or responsibilities with regards to the safety of your premises, worksites or operations with respect to anyone else, including your vendors, contractors, employees who are not Staff, business invitees or any other party.

Any and all loss prevention services we provide in connection with our workers' compensation program are for your benefit with respect to Staff only and not third parties. To the extent that any loss prevention services we provide become accessible to non-Staff or third parties, we assume no obligation or duty, express or implied, related to non-Staff or third parties.

B. You agree to promptly report to us or our designee all work-related accidents and injuries involving Staff, and report accidents, injuries, and deaths to the applicable regulating agencies to the extent required by Law.

C. You agree to provide us and our workers' compensation insurance carrier access to the sites at which Staff work for the purpose of reviewing compliance with this Agreement and not for the purpose of controlling or directing any aspect of the workplace. If possible, access will be scheduled at convenient times. You are solely responsible for identifying and eliminating all known workplace threats to Staff's health and safety.

5. **Your Contractors, Subcontractors, and Independent Contractors**

You agree that all of your contractors (including subcontractors and independent contractors) will maintain workers' compensation insurance coverage, or you agree to obtain separate workers' compensation coverage for such contractors. You agree to keep certificates of insurance documenting this coverage on file and provide them to us upon request. You agree that you are solely responsible for complying with all Laws regarding your subcontractors and are solely responsible for the processing of any Staff records by your subcontractors, if applicable.

6. **Insurance**

A. Workers' Compensation Insurance for Staff. We will keep in force workers' compensation insurance covering Staff, which will include coverage for all your officers, executives, and any of your equity owners co-employed by us. You will be named as an alternate employer on the policy. Upon request we will furnish a certificate of insurance verifying the coverage. The policy will include a waiver of subrogation.

B. Employment Practices Liability Insurance ("EPLI"). We will maintain EPLI with coverage for you, subject to the terms and conditions as set forth in the policy.

i. The EPLI policy provides for a deductible and a maximum coverage amount. You agree to pay all costs, fees and expenses, including costs related to arbitration, within the deductible for covered claims, and agree to reimburse us for any amounts paid by us within your deductible. Coverage will be determined by the insurance carrier upon notice of a claim. In the event that we determine, in our sole discretion, that you may be unable to pay the entire amount of the policy deductible and/or this Agreement terminates for any reason during the pendency of a covered claim, we may request, and you agree to pay, the entire amount of your remaining deductible balance within ten (10) days of the request. In the event the covered claim is resolved for fees and expenses that total less than your deductible amount, we will refund to you the difference between the paid deductible amount and the total fees and expenses.

ii. In order for us to provide our Services to you and notify the carrier of a potential claim, you must give us prompt written notice (but no later than within five (5) days) after you become aware of any charge, litigation, request for arbitration, demand letter or oral or written complaint involving Staff, former Staff, or an applicant that could give rise to an EPLI claim. The notice must be sent by facsimile transmission to 281-348-3118 Attn: EEO Compliance, emailed to eeoteam@insperity.com, or sent via overnight courier to the notice address specified in this Agreement.

iii. You agree to cooperate fully with the EPLI carrier, its representatives, and/or us in any investigation and/or defense of any employment-related claim involving current or former Staff or an applicant.

iv. Your EPLI coverage will terminate upon termination of this Agreement.

C. Insperity Insurance Policies.

i. We agree to maintain at least the following minimum insurance coverage and limits, at our expense, with an insurance company rated by A.M. Best Company at A- or better:

a. Commercial General Liability in standard form on occurrence basis covering our operations with minimum limits of:

\$2,000,000	General Aggregate
\$1,000,000	Products/Completed Operations Aggregate
\$1,000,000	Personal and Advertising Injury
\$1,000,000	Professional Liability/Errors and Omissions
\$1,000,000	Each Occurrence.

b. Comprehensive automobile liability insurance covering all owned, hired and non-owned vehicles operated by our corporate employees, with minimum limits of \$1,000,000.00 combined single limits per occurrence for Bodily Injury and Property Damage Liability.

D. Client Insurance Policies. You agree to maintain at least the following insurance coverage and limits, at your expense, with an insurance company rated by A.M. Best Company at A- or better:

i. Commercial General Liability coverage in standard form on an occurrence basis covering your operations with minimum limits of:

\$2,000,000	General Aggregate
\$1,000,000	Products/Completed Operations Aggregate, if appropriate
\$1,000,000	Personal and Advertising Injury
\$1,000,000	Professional liability/Errors and Omissions, if applicable
\$1,000,000	Each Occurrence.

Additional coverage may be required for special operations.

ii. Comprehensive automobile liability insurance covering all of your owned, hired, and non-owned vehicles, with minimum limits of \$1,000,000 combined single limit per occurrence for bodily injury and property damage liability. You warrant that all persons operating your vehicles are duly licensed and covered under your automobile liability insurance policy without exception. You agree to furnish to us a list of drivers upon request. This policy shall be endorsed to include, at no additional cost to us, Staff who shall be operating motor vehicles for you.

iii. All your above-required insurance policies and any excess or umbrella coverages related to these policies that you have obtained for your operations will:

a. provide for written notice to us prior to cancellation or non-renewal of the coverage, per the terms of the policies;

b. be endorsed to waive any and all rights of subrogation against us;

c. name us as an additional insured with limits you have obtained for yourself (even if your limits exceed the minimums described in this section) at no additional cost to us; and

d. be primary insurance and not excess over or contributory with any other valid, existing and applicable insurance carried by us.

iv. You agree to submit certificates of insurance to us properly evidencing all insurance required above within thirty (30) days of execution of the Client Service Agreement and at any renewal or replacement of those policies. Without limiting our other rights and your other obligations under this Agreement, if you fail to timely submit such certificates to us, then we may assess you a fee of one hundred dollars (\$100.00) per month until you are in compliance.

7. Invoices & Reports.

A. Payroll & Hour Reports. Each payroll period, you agree to fully and accurately report to us (i) all time worked by Staff, overtime worked by non-exempt Staff, and days worked by exempt-salaried and commissioned Staff; and (ii) all wages, salaries, amounts earned by Staff, and any other amounts due to Staff for that pay period. You are solely responsible for accurately and timely reporting to us the pay rates and overtime exemptions and classifications for the Staff under FLSA or state wage Laws.

You must promptly report to us changes or inaccuracy in any payroll, payroll report, Confidential Business Profile, **Schedule B**, or material changes in employment status, but no later than within five (5) business days of such change or inaccuracy.

B. Direct Deposit. Unless expressly agreed to in writing by us, direct deposit with ePayStub will be offered to all Staff. You acknowledge and agree that:

i. You are responsible for direct deposit payroll verification, including notifying us if any Staff is terminated and should not be receiving direct deposit; and

ii. In the case of direct deposit failure, we will issue physical, negotiable payroll checks. We will notify you of direct deposit failure of which we are aware before we issue physical, negotiable paychecks. You agree to timely notify all Staff that physical, negotiable payroll checks will be issued to receive and disburse them. You are responsible for any fees, claims or liabilities that may arise due to your failure to give timely notice to Staff.

C. Service Fee Percentages. Any changes in your Confidential Business Profile (Schedule A), Staff benefit elections, workers' compensation codes, our tax requirements, and costs associated with changes required by Law will be reflected in the Service Fee Percentage for each Staff, including any that are retroactive, and may change Staff Service Fee Percentages and/or the composite Service Fee Percentage.

D. All invoices will be due and payable in full upon receipt. You must use a method of payment approved in advance by us. Our invoices are our Confidential Information and may not be disclosed to third parties without our written consent except as expressly permitted under this Agreement.

E. MidMarket Packages, Invoices and Financial Information. If you have executed a MidMarket Client Service Agreement with us, you further agree as follows:

i. You agree to send our Director of Credit Services: (a) by the thirtieth (30th) day after end of each quarter, unaudited financial statements including balance sheets, profit and loss statements, and cash flow statements, in conformity with generally accepted accounting principles and certified as to their accuracy in all material aspects by your chief financial officer; and (b) copies of your annual audited, compiled or reviewed financial statements within ninety (90) days after the close of your fiscal year.

ii. Workforce Synchronization™. If you are a Workforce Synchronization™ customer, you agree and acknowledge that your Service Fee Percentages do not include the following: background screens; drug testing; employee and pre-employment testing; performance management support (including compensation services, rewards and recognition development, and incentive plans); instructor-led training and courses (including virtual or online) except those required by us; culture development services and surveys; leadership development services (including executive team coaching, executive strategic planning, succession planning and team building); recruiting services; human resource projects (including customized job descriptions, customized handbooks, workforce analytics, supervisor coaching development and compliance audits); employee performance, competency and reward services and development; advertisements; ten (10) hour OSHA training, and on-site safety training and claims reviews, and customized claims reports (collectively, "**WS Services**"). If you request any WS Services, then you agree to pay any applicable additional charges and out-of-pocket expenses for any WS Services. We will advise you in advance if any other requested service is a WS Service.

F. Additional Services. You may be offered Additional Services not included in the Comprehensive Service Fee for an additional fee and that may be subject to execution of a separate agreement or statement of work, which will govern such Additional Service. To the extent an Additional Service is advisory, no result is assured or guaranteed. You agree that no fiduciary or attorney-client relationship shall be created through or as a result of an Additional Service. **We expressly disclaim all other representations or warranties regarding an Additional Service, whether express, implied or statutory (by any jurisdiction), including any warranty of fitness for a particular purpose or merchantability, to the fullest extent permitted by law. You agree that our total liability, and your exclusive remedy, for any and all damages, claims, expenses, costs suffered or incurred by you in connection with an Additional Service shall be limited to a return of the amount paid by you for such Additional Service.**

Unless expressly agreed in writing by both parties, any expression or result of an Additional Service, or the work, ideas, techniques, know-how, designs, programs, tools, applications, software, or other technical information (collectively "**Work Product**") created or transmitted by us in the course of performing an Additional Service is our sole property and is licensed to you on a non-exclusive and non-transferable basis during the term of this Agreement in exchange for the applicable fees. You agree not to sublicense, transfer, assign, convey or permit any third party to use or copy any Work Product.

8. Credit Policy. We reserve the right to impose any terms of our then-current Credit Policy ("**Credit Policy**") as set forth in our Credit Policy Annex.

9. Default. The occurrence of any of the following will constitute a default ("**Default**") under this Agreement:

A. Acts of Default by us are:

i. our failure to pay salaries and wages to Staff in the manner reported by you to us on the established payday after your payment of the related Comprehensive Service Fee;

ii. our failure to pay payroll taxes included in the Comprehensive Service Fee for Staff after your payment of the related invoice;

iii. our failure to make available to eligible Staff the group health plan benefits as agreed to in Schedule B;

iv. our failure to maintain the workers' compensation insurance coverage for Staff as provided herein;

v. our failure to maintain EPLI coverage as provided herein;

vi. our breach or threatened breach of the confidentiality obligations contained in this Agreement; or

vii. a material breach by us of any provision of this Agreement applicable to us, not otherwise addressed in this Section 9(A), when due to no fault of yours, and after having received ten (10) days' prior written notice and opportunity to cure such breach.

B. Acts of Default by you are:

i. your failure to pay an invoice when due;

ii. filing by or against you for bankruptcy, reorganization or appointment of a receiver, supervisor, assignee, trustee, or

liquidator over your assets or property, the occurrence of an event that (with the giving of notice or passage of time) would constitute a default under any agreement governing indebtedness or other agreement material to you, or our reasonable belief that you are insolvent;

iii. failure to follow our Credit Policy;

iv. your breach or threatened breach of the confidentiality obligations contained in this Agreement;

v. your failure to correctly disclose to us the total number of Former COBRA Participants (as defined in the Health and Welfare Terms, included in these Terms & Conditions);

vi. your failure to comply with a directive of ours related to Staff when we reasonably believe that such directive: (1) is reasonably necessary for you or Staff to comply with federal, state or local laws or regulations; (2) is in response to or promulgated by an insurance carrier providing coverage to us or Staff; or (3) is in response to circumstances in which Staff rights have been or are reasonably likely to be affected;

vii. your failure to reasonably cooperate with us in any investigation or defense of any employment-related matter involving current or former Staff or an applicant;

viii. the failure to report or the underreporting of time worked by Staff or any other actions to avoid or defer the timely payment of wages that are owed Staff;

ix. a material money judgement, as determined by us in our sole discretion, against you that remains unsatisfied for more than thirty (30) days;

x. your failure to execute our acknowledgement regarding bargaining unit employees;

xi. Any default under a client service agreement between us (or any of our affiliates) and any of your affiliates; or

xii. a material breach by you of any provision of this Agreement not otherwise addressed in Section 9(B), after having received ten (10) days' prior written notice and opportunity to cure such breach, if curable.

C. The parties acknowledge that an event may constitute a Default under more than one of the above provisions. Upon a Default, the non-defaulting party may, in its sole and absolute discretion, terminate this Agreement immediately or, if applicable, after any cure period provided, by giving written notice of termination to the facsimile, email, or mailing addresses provided in this Agreement or to any other address regularly used for communication by us with you. If this Agreement is terminated by us upon your Default, such termination shall be effective on the final day of the final pay period for which you have paid us a Comprehensive Service Fee; *provided, however*, that the workers' compensation coverage and group health plan coverage provided by us, if any, shall terminate on the date such Staff employment is terminated.

10. Indemnity.

A. We will indemnify, defend and hold you, all of your subsidiaries and affiliates, and your and their former and current officers, directors, equity-holders, employees and agents ("**Client Indemnified Parties**") harmless from and against any and all liability, expense (including cost of investigation, court costs and reasonable attorneys' fees) and claims for damage of any nature whatsoever, whether known or unknown and whether direct or indirect, as though expressly set forth and described herein (collectively, "**Claims**") that Client Indemnified Parties may incur, suffer, become liable for, or which may be asserted or claimed against Client Indemnified Parties as a result of us:

i. failing to pay salaries, wages or Additional Payments (collectively, "**Owed Wages**") to current or former Staff, in the manner reported by you to us;

ii. failing to report and pay federal, state and local payroll taxes for Staff, if any, provided wages were accurately reported to us;

iii. failing to pay or remit contributions received by us in accordance with applicable Laws governing our employee benefit plans for participating Staff;

iv. failing to maintain workers' compensation insurance coverage for Staff as provided herein; or

v. failing to maintain the EPLI coverage as provided herein,

except in each case to the extent that such Claims result from or relate to your breach of an obligation under this Agreement. Further, and notwithstanding the foregoing, we have no obligation to you under this Section 10 for any Claims relating to Owed Wages due to current or former Staff unless you previously paid a Comprehensive Service Fee to us that specifically included the amount of such Owed Wages.

B. You agree to indemnify, defend and hold us, Insperity, Inc. and all subsidiaries of or companies affiliated with Insperity, Inc., our and their current and/or former officers, directors, equity-holders, employees and agents ("**Insperity Indemnified Parties**"), harmless from and against any and all Claims that Insperity Indemnified Parties may incur, suffer, become liable for or that may be asserted or claimed against Insperity Indemnified Parties arising from or relating to:

i. your non-payment (or allegations of non-payment) of Owed Wages, except to the extent you previously paid a Comprehensive Service Fee to us that specifically included the amount of such Owed Wages;

ii. any employment agreement or offer letter you have with Staff, or any policy or plan you have regarding paid time off or other payment plans such as vacation, expense-reimbursement, paid leave, severance, bonus, commissions, non-qualified deferred compensation, excess parachute payments, and equity-based compensation of any type;

iii. your actions or omissions (or alleged actions or omissions) toward current or former Staff, including delays in submission or processing employee forms, violations under FLSA, OSHA, WARN or NLRA or any state or local equivalent Laws of the foregoing, and state or local pay-related Laws;

iv. actions of Staff whether based on contract, tort or statutory violation or arising from your employees or contractors that are not Staff;

v. the business of or any product produced and/or services provided by you or arising from operations by you, your employees, contractors or Staff of any form of motor vehicle or business equipment;

vi. any failure by Client Indemnified Parties or third parties (other than us or our subcontractors) to comply and/or fulfill all obligations or duties under the attached Retirement Plan Annex or Health & Welfare Benefit Plan Annex, and any failure

by you, your affiliates or employees to provide timely information requested by us to perform nondiscrimination, top-heavy and similar testing with respect to our benefit plans;

vii. your violation or alleged violation of Laws relating to your inquiry of an applicant's criminal history or request of a criminal history search, credit check, or background check;

viii. your failure to provide new hire information or any other employment status changes in a timely manner, or in any other way failing to cooperate in complying with E-Verify requirements;

ix. Staff's performance of services outside of the United States;

x. Staff or your or your employees' or agents' infringement or unauthorized use (or alleged or unauthorized use) of any intellectual property

xi. any failure (or alleged failure) by you or your agents to properly maintain and operate any employee benefit plan(s) sponsored by you; or

xii. any Governmental Incentive, including any claims related to Staff Information that we may provide in accordance with this Agreement.

C. Notwithstanding anything herein to the contrary, both parties expressly agree that neither party shall under any circumstances be liable for any punitive, special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement. For purposes of this paragraph, all Claims requiring indemnification hereunder shall be considered "direct damages".

D. The indemnities in this section shall survive termination of this Agreement.

11. Additional Agreements.

A. We are not licensed to provide legal, financial, investment, insurance, or tax advice. Accordingly, you acknowledge and agree that none of our services or anything provided by us under this Agreement constitutes legal, financial, investment, insurance, or tax advice. To the extent any service provided by us is advisory, no result is guaranteed or assured. Our Comprehensive Service Fee reflects the allocations of risks between the parties as described in this Agreement.

B. You agree that we will have no responsibility or liability for any losses or claims that arise as a result of Staff's or former Staff's negligence, theft, embezzlement, or other unlawful or willful acts committed by Staff or former Staff.

C. You agree to promptly report to us (as well as providing to us a copy of any notice, complaint or charge) of any government or quasi-governmental agency and/or legal action or threatened action (including charge, litigation, request for arbitration, or demand letter) concerning (i) your worksites, which are employment or safety-related; (ii) your compliance with Laws applicable to your worksites, which are employment or safety-related; (iii) benefit plans sponsored by us that are provided to Staff; (iv) any Staff; (v) any event that could have a material adverse effect on your business or financial position or (vi) any event that could otherwise give rise to a claim under EPLI.

D. You authorize us to represent you before, and/or file any forms with, any governmental workers' compensation department, state unemployment insurance department and/or any other state or local governmental organization, where such representation is reasonably necessary or appropriate in order for us to furnish the Services to you, Staff, or former Staff.

E. You agree to provide us with Staff email addresses to allow us to communicate with Staff in connection with our role as co-employer or as otherwise reasonably related to the Services.

F. You agree to be solely responsible for the maintenance of Staff records, data and documents that are stored on your systems, and compliance with all privacy, security and applicable data breach notification Laws governing its storage, maintenance and transmission. We agree to be solely responsible for the maintenance of Staff records, data and documents that are stored on our systems and are related to the Services provided under this Agreement, and compliance with applicable privacy, security and data breach notification Laws governing storage, maintenance and transmission. For clarity, we are not considered your third party service provider when storing our Staff records as the co-employer of Staff. You are responsible for compliance with any Laws requiring production of personnel records with respect to the documents that you maintain. Staff records, data and documents created by us or stored in our systems as a co-employer of Staff are considered our records.

G. You agree to promptly report to us (but no later than within five (5) business days) the assignment of any Staff to operations that involve a workers' compensation code different from that which was previously reported to us.

H. *Unions.*

i. You represent and warrant that all CBAs to which you are a party or that you are currently negotiating have been disclosed to us. You agree that you will timely comply with all Laws or obligations you may have in connection with any union-represented employees or under any CBA. You agree that, notwithstanding anything else in this Agreement to the contrary, your employees who are subject to a CBA or otherwise represented by a union or other collective bargaining organization will not become Staff unless and until you have executed a written document acknowledging our limited role as a co-employer, the form of which will be provided by us.

ii. You agree to report to us promptly, but in no event more than five (5) days, after you begin the process of negotiating a CBA or begin experiencing organizing activities, and at least five (5) business days before having any employees represented by a union.

iii. You agree that within thirty (30) days of execution of a CBA involving Staff, you will execute and return to us a written document acknowledging our limited role as a co-employer, the form of which will be provided by us. In our sole discretion, we reserve the right to require presentation of this acknowledgement to the applicable union for execution.

iv. You agree and acknowledge that (1) Insperity Indemnified Parties are not a party to or bound by any CBA, and nothing in this Agreement shall make us a party to any agreement with, or obligated to, any union representing Staff; (2) you have the sole responsibility to direct and participate in, and we shall not direct or participate in, any collective bargaining, negotiation, grievance, arbitration, or dispute with any union or bargaining unit representing Staff; (3) we are not a "joint employer" with regard to any Staff under the NLRA or

related labor Laws; (4) the Services may not satisfy your obligations under a CBA; and (5) Client Indemnified Parties shall not make any representation to any Staff or union inconsistent with, or contrary to, anything in this Section 11(H).

v. With respect to any Staff subject to the CBA or who are otherwise represented by a union, we will only provide services in connection with payroll preparations, workers' compensation insurance coverage and loss prevention assistance, online training, unemployment claims administration, and regulatory EEO claims.

I. If a voluntary or involuntary petition is filed under Title 11 of the United States Code, subject to bankruptcy court approval, all debts that you may owe to us shall be considered "administrative expenses" within the meaning of 11 U.S.C. § 503(b)(1)(A) and our claim or claims for those administrative expenses shall be entitled to the priority specified in 11 U.S.C. § 507(a)(1). You further agree to use every effort, and cooperate with our actions, to classify those claims as administrative.

J. You agree to cooperate fully with us in posting any required notices and developing and implementing any related policies or training required by employment-related Laws.

K. You agree to cooperate fully with us in any investigation or defense of any employment-related matter involving Staff, former Staff or an applicant whether such matter is initiated by Staff, former Staff, an applicant, a government agency or us.

L. You agree that all of your employees shall be Staff and subject to the Services, except as set forth in Sections 11(H), 11(M) and 11(T) herein and subject to Section 3 of your Client Service Agreement.

M. You agree and acknowledge that all Services provided under this Agreement shall only be provided for, and only available in connection with, your employees permanently residing in the District of Columbia or any state of the United States. Such Services shall not be provided to, or in connection with, your employees residing in any United States territory, including Guam, Puerto Rico, U.S. Virgin Islands, Northern Mariana Islands, and American Samoa (a "**U.S. Territory**"), or any other country. You agree that you are solely responsible for your compliance with all foreign and U.S. Territory Laws, including those applicable to wages, benefits, working conditions, and your employment of your employees. You agree and acknowledge that all Staff shall be treated by us as United States citizens for purposes of calculating taxes and withholdings on any wages paid to Staff under this Agreement.

N. Each party will treat as confidential any non-public information received from the other ("**Confidential Information**"). However, the receiving party may maintain and/or disclose Confidential Information (i) to the extent necessary to provide the Services; (ii) to comply with any law, rule, regulation, ruling, or court-order; (iii) on an anonymous, non-personally identifiable and aggregated basis with other worksite employees of ours; and (vi) to its affiliates, attorneys, accountants, and other representatives with a need-to-know, provided that the receiving party will be responsible for such third party complying with these confidentiality obligations. This Agreement (other than these Terms & Conditions and the Applicable Law Terms), our invoices, any reports, and all our non-public materials, as well as your non-public financial statements and information are also Confidential Information. Each party agrees to implement and maintain commercially reasonable measures and policies designed to prevent disclosure of Confidential Information except as permitted by this Agreement. Upon any actual or threatened breach of this subsection by a receiving party, the disclosing party will be entitled to seek specific performance of this subsection through injunctive or equitable relief. This provision replaces and supersedes in all respects all prior agreements or understandings, whether written or oral, regarding confidentiality between you and us or any of our affiliates. The confidentiality terms of this Agreement shall survive termination of this Agreement for any Confidential Information exchanged between the parties before termination.

O. You represent and warrant to us that prior to entering into this Agreement, you have not engaged in any material violations of Laws including wage and hour, unfair labor practices, discrimination, or benefit plans and that you are current on the payment of all wages, payroll taxes, and workers' compensation assessments and penalties, if applicable.

P. You represent and warrant that you have previously informed us in writing, and will inform us in the future, of all pension or retirement plans that you currently provide or previously provided for any of your owners, partners, shareholders or employees. You acknowledge that rules under ERISA and the Internal Revenue Code ("**Code**") may apply to these plans, as well as to plans maintained by us, and that we have advised you to seek advice from a qualified professional regarding the effect of this Agreement on those plans.

Q. You represent and warrant to us that you have fully completed and timely filed (and will fully complete and timely file) any and all necessary state and federal income and unemployment tax forms, and filings, including Form W-2, SUTA, and FUTA filings for any compensation not processed by us.

R. You agree and acknowledge that our state and federal tax withholdings are based on Staff withholding elections and the locations of Staff as provided by you. You agree and acknowledge that you are solely responsible for all additional federal, state or local taxes, assessments, interest, or penalties which result from such Staff elections or location information being incorrect, or alleged to be incorrect by a governmental authority.

S. You represent and warrant that you do not currently own or operate, and agree to report to us in advance if you should acquire or operate, any manned aircraft or watercraft.

T. You agree to report to us in advance any Staff who work or travel for business outside of the United States for thirty (30) or more consecutive days. If you fail to do so, we may consider such employees as no longer being Staff. Additionally, you agree to report to us in advance any group of five (5) or more Staff who work or travel for business outside of the United States as a group regardless of the travel time. You further agree that in no event shall Staff include individuals who work or travel for business to one country outside the United States in excess of one hundred twenty (120) days in any consecutive twelve (12) month period. Any Staff residing outside of the United States are ineligible to participate in our benefit plans. Furthermore, our insurance carriers may deny or limit coverage to Staff while traveling or working outside of the United States.

U. Each party agrees it will not without the prior written consent of the other, make any announcement or disclosure to the public regarding this Agreement or the parties' relationship.

V. Certain services may be provided by us or our affiliates via the Internet such as a human capital management platform, time tracking, organizational charting, or performance management, including through the *Insperity Premier*™ website ("**Insperity**

Internet Services"). Each such website may contain Terms of Use and/or a Privacy Policy as applicable. In addition, in order to access certain functionality provided through the Insperity Internet Services, such as enhanced time tracking solutions and people analytics, you may be required to agree to additional terms and conditions. You are responsible for the accuracy, quality, integrity, legality, reliability, appropriateness, timeliness, or completeness of information submitted by you or Staff to us through the Insperity Internet Services. You agree to take commercially reasonable precautions to maintain the privacy of usernames and passwords. You acknowledge and agree that the right to use Additional Services not governed by a separate agreement or delivery order and the right to use Insperity Internet Services is not subject to, or contingent upon, the delivery of any future modules, features, functionalities, upgrades, or enhancements, or contingent on any representations by us.

W. When you use the background screening services of our affiliate, you become a joint user with us of consumer reports and investigative consumer reports. You agree to abide by all Laws in your notification, inquiry, and use of the reports, and you are solely responsible for the failure to do so. You agree to use any reports procured solely for employment purposes. For the sole purpose of allowing us to assist you with your obligation to provide timely notification under the FCRA to applicants in connection with pre- and post-adverse actions letters, you agree to contact our Background Check Team before deciding not to hire an applicant or rescinding a conditional offer of employment based, in whole or in part, on information contained in a background report.

X. No document, amendment, modification, order, work-product, or other deliverable other than this Agreement, whether written or oral, and whether created before or after execution of this Agreement, other than an additional Schedule B, shall constitute a binding contract between the parties unless executed in writing by an authorized representative of both parties.

Y. You acknowledge and agree that the right to use Additional Services not governed by a separate agreement or delivery order and the right to use Insperity Internet Services is not subject to or contingent upon the delivery of any future modules, features, functionalities, upgrades, or enhancements or contingent on any representations by us.

Z. If you request us to provide certain information for the purpose of application or to maintain eligibility for or related to a Governmental Incentive, you acknowledge and agree that such information is provided by us in accordance with this Agreement. The information provided may include Staff names, Social Security Numbers, mailing addresses, dates of birth, other relevant information pertaining to training and other information as requested or required by that program (collectively, "**Staff Information**"). We expressly disclaim any and all express or implied warranties regarding Staff Information, including its completeness or its fitness for a particular purpose. You are responsible for the accuracy of Staff Information provided by us on your behalf.

AA. Each party represents and warrants that:

i. it is duly organized, validly existing and in good standing under the laws and regulations of its respective jurisdiction of incorporation, organization, or chartering;

ii. it has the full right, power, and authority to enter into this Agreement, to grant any rights and licenses granted hereunder and to perform its obligations hereunder;

iii. the execution of this Agreement by its representative whose signature is set forth at the end the Client Service Agreement has been duly authorized by all necessary action of the party;

iv. when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms; and

v. during the term of this Agreement, it will maintain commercially reasonable administrative, physical, and technical safeguards in accordance with applicable Laws for the safeguarding and protection of Staff data in its possession and control.

BB. We represent and warrant to you that:

i. we shall perform the Services using personnel of appropriate skill, in a professional manner consistent with industry standards; and

ii. we are in compliance with, and shall perform the Services in compliance with, all applicable Laws regulating and licensing "Professional Employer Organizations" ("**PEOs**") in states where Staff are located.

Except as expressly set forth above, we make no other representation or warranty, express or implied, with respect to any product or services, including Services, and specifically disclaim all other warranties, including warranties for merchantability and fitness for any particular purpose. Except to the extent arising in connection with our indemnification obligations under Section 10, in no event will our aggregate liability to Client Indemnified Parties exceed the administrative portion of our Service Fee Percentage paid by you during the previous twelve (12) months.

12. Arbitration.

A. Except for unpaid invoices, other billed obligations owed by you, or any breach or threatened breach of the confidentiality provisions herein, all claims, disputes and other matters in question between the parties arising out of, or relating to this Agreement or the Services, shall be decided by arbitration in accordance with the Federal Arbitration Act (9 U.S.C. §§ 10 and 11, as amended) ("**FAA**") and the Commercial Arbitration Rules of the American Arbitration Association subject to the limitations of this Section 12. This agreement to arbitrate and any other agreement or consent to arbitrate entered into will be specifically enforceable under the prevailing law of any court having jurisdiction. Unless agreed otherwise, the parties, the parties' attorneys and the arbitrators shall treat the arbitration, any disclosures made during the arbitration and the decision of the arbitrators as confidential, except to the extent necessary in connection with a judicial challenge to, or enforcement of an award, or as otherwise required by law.

B. Notice of the demand for arbitration will be filed in writing with the American Arbitration Association and served contemporaneously on the other party.

C. The parties agree that each may bring claims against the other only in its individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. The arbitrators may award compensatory, injunctive or other relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party's individual claim. Further, the arbitrator may not consolidate more than one

person's claims, and may not otherwise preside over any form of a representative or class proceeding. No arbitration arising out of, or relating to, this Agreement shall include by consolidation, joinder or in any other manner any other person or entity who is not a party to this contract unless:

i. The inclusion of such other person or entity is necessary if complete relief is to be afforded among those who are already parties to the arbitration, and/or such other person or entity is substantially involved in a question of law or fact which is common to those who are already parties to the arbitration and which will arise in such proceedings; and

ii. The written consent of (a) the other person or entity sought to be included, (b) us, and (c) you, has been obtained for such inclusion, which consent shall make specific reference to this Section 12(C), but no such consent shall constitute consent to arbitration of any dispute not specifically described in such consent or to arbitration with any party not specifically identified in such consent.

D. The award rendered by the arbitrators will be final, judgment may be entered upon it in any court having jurisdiction thereof, and will not be subject to modification or appeal except to the extent permitted by the FAA.

13. Form I-9 & E-Verify.

A. We will include Form I-9 as a part of our new employee hire documents completed by all Staff and assist with issues relating to completion of Form I-9.

B. In jurisdictions where all private employers (or all private employers of a specified size, if applicable) are required to use E-Verify for all newly-hired employees, we will submit new hire Staff into the E-Verify System and will communicate with you on any non-confirmation issues. You agree to fully cooperate with us in this process including complying with all of the terms of the then current U.S. Citizenship and Immigration Services (**"USCIS"**) Memorandum of Understanding (**"MOU"**) required for employers using E-Verify. The MOU can be viewed on the USCIS website. You agree to promptly execute the MOU if requested by us or by USCIS. You will not submit newly hired Staff into E-Verify in jurisdictions where all private employers (or all private employers of a specified size, if applicable) are not required to do so by Law. Notwithstanding the foregoing, where applicable Law only requires private employers that do business with the government to use E-Verify, you, as the entity contracting with the government, are responsible for submitting Staff into E-Verify.

C. You agree to promptly report to us all newly hired Staff on or before the start date of employment. You agree to display the required notice to applicants regarding E-Verify and to promptly communicate any non-confirmation issues to employees.

14. Specific Terms & Conditions Addressing Applicable Laws. By using our Services you agree to the then-current Applicable Law Terms available online at www.insperity.com/terms (or any successor site), which may be revised from time to time and are incorporated herein by reference and integrated for all purposes.

15. Government Contractors. If you are a government contractor, notwithstanding any statement to the contrary contained in this Agreement, you represent and warrant that during the term of this Agreement:

A. Under the terms of all of your contracts with your clients, including the federal government, you retain the complete right to direct and control the daily business activities of the Staff assigned to such contracts;

B. You are not a temporary or staffing agency to any government, nor do you require a staffing or temporary agency license in any of the states; and

C. Staff will not be involved in: (i) use of any type of munitions; (ii) exposure to chemicals or gases; (iii) combative physical activities or training; (iv) exposure to heights in excess of twenty (20) feet above ground or surface level; (v) underground exposures; (vi) leaving the ground in any aircraft other than regularly scheduled commercial flights; or (vii) work onboard ships and/or submarines.

16. Your Licensed Professional Services. Matters relating to your or Staff's provision of licensed professional services to the public shall remain solely within your and/or Staff's control. Nothing in this Agreement requires you or any Staff to disclose to us any privileged information or communication associated with the rendering of professional services to third parties. The transfer or disclosure to us of privileged information or communication arising out of or otherwise associated with the rendering of professional services by you or any Staff is specifically prohibited by us.

You acknowledge the following if you are involved or practice in the following trades or businesses:

A. *Accounting Firms.* We are not providing any services to anyone as a Certified Public Accountant (**"CPA"**) or as an accounting service provider and nothing in this Agreement is intended, or shall be construed, to alter or interfere with a CPA-client relationship.

B. *Architectural Firms.* We are not providing any services to anyone as a licensed architect or as a provider of architectural services and nothing in this Agreement is intended, or shall be construed to alter or interfere with the architecture services you provide to your clients.

C. *Healthcare Practitioners.* You are solely responsible for the rendering of professional health care services, including the diagnosis and treatment of all patients under your care; it being specifically acknowledged and agreed that our duties, responsibilities and functions hereunder shall be administrative and managerial in nature only, and that notwithstanding any other provision of this Agreement to the contrary, we will engage in no activity hereunder that would constitute the practice of health care as defined by applicable Laws. You have the sole responsibility for the coordination and provision of all health care services and we shall not interfere in any way with the exercise of you, your Staff's, or your providers' professional judgment in connection with their health care practice. Whether your policies and procedures relating to the governance of your health care professionals shall be adopted or implemented shall be in your sole discretion.

D. *Legal Practices.* We are not providing any services as a law firm, attorney or legal service provider, and nothing in this Agreement is intended, or shall be construed, to alter or interfere with an attorney-client relationship.

E. *Regulated Investment Advisers.* You are solely responsible for the rendering of Securities and Exchange Commission (**"SEC"**) and/or Financial Industry Regulatory Authority (**"FINRA"**) services including investment advisory services, trades and other transactions, and any state equivalent. We are not providing Services as a FINRA or SEC registered investment adviser and nothing herein is intended, nor shall it be construed, to alter or interfere with the Client's investment advisory relationship.

F. *Mortgage Lenders.* Notwithstanding anything herein, we shall not exercise any control over Staff as to matters relating to loan origination, mortgage lending, or other matters governed by United States Department of Housing and Urban Development statutes, regulations or policies.

G. *Licensed Customs Brokers.* We have no access to or involvement in your responsibilities or activities related to your customs business, and you may not disclose to us your clients' records or the information contained in those records.

17. Miscellaneous.

A. This Agreement contains the entire agreement of the parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. The parties hereto, on behalf of themselves and their respective agents and employees, each expressly warrant and represent that (i) no representation or promise has been made to the other which is not expressly set forth in this Agreement or a written exhibit or schedule herewith; and (ii) neither party is relying upon any statement or representation of the other party or their agents which is not expressly set forth within this Agreement. Each party has been represented by or had the option of being represented by its own legal counsel in connection with the entry into this Agreement, and has read and had explained in full the entire contents and legal consequences of this Agreement.

B. This Agreement is between the parties and creates no individual rights of Staff or any third parties.

C. You may only assign this Agreement with our written consent, which shall not be withheld by us unreasonably.

D. The prevailing party, in any action, arbitration, suit, or litigation arising with respect to this Agreement, shall be entitled to recover from the other party all costs of such enforcement action including reasonable attorneys' fees, court costs and related expenses.

E. Except for Section 12 of these Terms & Conditions, which shall be governed by the FAA, this Agreement shall be governed by the laws of the State of Texas without reference to the conflicts of laws principles thereof. You agree that any Arbitration or other legal action arising from or related to this Agreement or any Services will be held in the State of Texas, with venue in Harris or Montgomery Counties, Texas.

F. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purposes of such provisions.

G. The non-enforcement by either party of a breach of any term or provision of this Agreement is not a waiver of such provision or any right. The waiver by either party of a breach of any term or provision of this Agreement shall not be a waiver of a subsequent breach of the same provision or of a breach of any other term or provision of this Agreement.

H. Excluding any payment obligation to us, neither party will be required to perform any term, condition, or covenant of this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of that party and which by the exercise of due diligence by that party is unable, wholly or in part, to prevent or overcome.

I. The term "**including**" means "including without limitation". References to any specific laws will be deemed to refer to such laws as in effect from time to time, any regulations thereunder and any successor statutes thereto. The term "**Laws**" means all applicable federal and state statutes, laws, rules, regulations, codes, directives, orders, judgments, decrees or other requirement or rule of law. The term "**business day**" means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required by law to close in Houston, Texas. The term "**days**" shall mean calendar days. The term "**party**" or "**parties**" means you or us, as applicable.

J. Under this Agreement, "**Insperity-Sponsored**", "**sponsored by us**", or terms of similar import, refer to a benefit plan sponsored by a wholly-owned subsidiary of Insperity, Inc., as applicable.

K. No termination or expiration of this Agreement affects or impairs any obligations, duties, indemnities or liabilities of either party that, by their nature, continue beyond the termination or expiration of this Agreement, or our rights with respect to your unpaid obligations. Such obligations, duties, indemnities or liabilities shall continue until such time as all such obligations, duties, indemnities or liabilities have been fulfilled or as otherwise provided in this Agreement.

L. The section and subsection headings in this Agreement are for convenience only and shall not in any way affect, limit, supplement, or be used to interpret any provision herein.

M. All matters that you must "**report**" to us under this Agreement must be submitted by you in writing (including electronic format) in accordance with our stated procedures for such matter or, if no procedure has been designated, to your assigned service representative. All other notices, requests and communications in connection with this Agreement, except as otherwise stated herein, shall be in writing, sent either by (i) email, if sent to email address provided for these purposes and verified by electronic logs as not having bounced back or received an error message for transmittal; (ii) facsimile with written confirmation of successful transmission; (iii) hand-delivered with a signed receipt; (iv) mailed by prepaid United States registered, certified, or express mail, return receipt requested; or (v) overnight courier service by a nationally recognized courier; and addressed to the party's principal place of business as set forth in this Agreement (or to such other address provided in writing by such party or to any other address regularly used for communication by us to you).

If to us:

Insperity
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
Attn: General Counsel
Fax: (281) 348-2859
Email: legalnotices@insperity.com

1. **Insperity-Sponsored Health & Welfare Benefit Plans**

A. We will provide employee benefits in compliance with applicable Laws under the terms and conditions of those Insperity-Sponsored health and welfare plans included in the benefits package elected by you listed in Schedule B.

B. Any benefit plans sponsored by us may be amended, modified or terminated at any time with notice to affected participants and beneficiaries to the extent required by ERISA, and a copy of such notice shall be furnished to you.

C. The eligibility waiting period for newly employed Staff to participate in Insperity-Sponsored health and welfare plans is indicated on the Employee Group Health Plan Contribution Report.

D. The Insperity Group Health Plan provides medical coverage options that qualify as "minimum essential" and "minimum value" coverage, as defined under the Affordable Care Act ("**ACA**").

E. With respect to the employer shared-responsibility ("**play or pay**") requirements of the ACA, we will perform the following services if you have elected a benefits package that includes Insperity Group Health Plan coverage:

i. recording the hours worked by Staff that you report to us, and providing you with reports of hours worked by Staff for ACA purposes;

ii. performing an applicable large employer determination on an annual basis;

iii. consulting with you regarding the ACA affordability requirement and related Staff contributions;

iv. providing you with data to allow you to comply with applicable ACA reporting requirements (to the extent such data is in our systems);

v. assisting you with responses to eligibility verifications and appeals, and requests for information from state or federal agencies, relating to coverage under the Insperity Group Health Plan;

vi. offering Insperity Group Health Plan coverage to Staff in accordance with the plan's eligibility rules; and

vii. providing new Staff with the FLSA-required notice regarding Health Insurance Marketplace coverage.

Notwithstanding the foregoing, you are responsible for compliance with all federal, state and local employer pay or play health care mandates, including calculating required expenditures, remitting expenditure shortfalls to government agencies and satisfying applicable reporting, recordkeeping and disclosure requirements, such as those related to IRS Forms 1094-C and 1095-C.

F. We are responsible for performing applicable non-discrimination testing under the Code. You agree that: (i) we have the sole discretion and authority to conduct all such testing based on the methodology we deem reasonably appropriate; (ii) test results shall be conclusive and binding on all parties and shall not be subject to review or challenge by you or any third party; and (iii) you will timely provide all information requested by us to perform such testing and failure to do so may have adverse consequences to you and Staff, including taxation to Staff of employee contributions and suspension of Staff's participation in benefit plans sponsored by us (as determined by us in our sole discretion).

G. The Insperity Group Health Plan and the Insperity Health Care Flexible Spending Account Plan are "covered entities," as that term is defined under HIPAA, and any benefits information under such plans (including enrollment information) may be treated by us as Protected Health Information (as determined by us in our sole discretion).

H. We will comply with the Consolidated Omnibus Budget Reconciliation Act ("**COBRA**") and any state continuation coverage requirements that apply to an Insperity-Sponsored group health plan or policy under which a participant is enrolled. We have no responsibility for compliance with COBRA or state continuation coverage for any group health plan sponsored (or previously sponsored) by you, or any other obligations related to such plan or its predecessor, except as outlined below:

i. If you previously sponsored a group health plan, such plan is terminated in connection with you entering into this Agreement, and you elect a benefits package that includes Insperity Group Health Plan coverage, we will offer the following individuals COBRA and/or state continuation coverage under the Insperity Group Health Plan, subject to the provisions of subparagraph (iii) below: (a) individuals who were enrolled in COBRA or state continuation coverage under your group health plan immediately prior to the Effective Date, and (b) individuals who are within the election period for COBRA or state continuation coverage on the Effective Date (collectively "**Client Former COBRA Participants**").

ii. Client Former COBRA Participants that do not exceed ten percent (10%) of the total number of full-time Staff (those regularly scheduled to work thirty (30) or more hours per week) as of the Effective Date shall be offered COBRA and/or state continuation coverage without an additional fee to you.

iii. Client Former COBRA Participants in excess of ten percent (10%) of the total number of full-time Staff on the Effective Date ("**Excess Client Former COBRA Participants**") shall be offered COBRA and/or state continuation coverage subject to an additional fee to you of $7,500 for each Excess Client Former COBRA Participant provided with benefits under this paragraph.

iv. In the event you acquire the employees and assets of another company during the course of this Agreement, and the majority of those employees become Staff immediately following the closing date of that acquisition, the provisions of subparagraph (i) above shall extend to the individuals for whom you would be otherwise obligated to offer COBRA or state continuation coverage as of the closing date, without an additional fee, but only to the extent the number of such individuals does not exceed ten percent (10%) of the total number of new full-time Staff related solely to such acquisition. For individuals under this paragraph in excess of ten percent (10%) of such newly-acquired full-time Staff, coverage shall be offered subject to the $7,500 additional fee set forth above as if such individuals were Excess Client Former COBRA Participants.

v. Any COBRA or state continuation coverage provided by us in accordance with the above shall match the coverage provided to Staff, as set out on Schedule B, and be provided in accordance with the rules governing the Insperity Group Health Plan and applicable Law. If the benefits package you

have elected does not include coverage under the Insperity Group Health Plan, this Section H shall not apply.

I. With respect to the Insperity Commuter Benefits Program, we are responsible for complying with all federal requirements applicable to qualified transportation fringe benefits (as set out in Code section 132(f)), but you are responsible for compliance with any state or local commuter or transportation mandates and Laws, including any reporting or disclosure requirements, and the payment of penalties (if any) for the failure to comply with such state or local mandates or Laws.

2. Client-Sponsored Health and Welfare Benefit Plans

A. You are responsible for compliance with all Laws governing any health and welfare or other benefit plans sponsored by you, and for the payment of any penalties, taxes and interest related to your sponsorship of such plan(s). We will have no obligation with respect to such plan(s) unless specifically provided in Sections 2(B) and (C) below.

B. Subject to this Agreement and this Health and Welfare Benefit Plan Annex, upon your request, and contingent on the timely submission of the requested information to us, we will facilitate the following reporting and benefit payments for the benefit plans sponsored by you:

i. We will report the value of medical coverage in Box 12 of our W-2 if you would be subject to such reporting outside of us.

ii. We will report the amount of any pre-tax health savings account contributions made by Staff outside of the Insperity Health Savings Account Program in Box 12 of our W-2 (only if you elect a benefits package that does not include Insperity Group Health Plan coverage).

iii. We will report taxable income on the Insperity W-2 for group term life insurance in excess of $50,000.00.

iv. We will report taxable income on the Insperity W-2 for disability premium payments made by you.

v. We will report the amount contributed to a dependent care flexible spending account in Box 10 of the Insperity W-2.

vi. We will report taxable income on the Insperity W-2 for non-discrimination testing failures.

vii. We will include taxable fringe benefit payments for client-sponsored adoption assistance, educational assistance, and transportation assistance plans as part of the compensation paid by us.

C. Subject to this Agreement and this Health and Welfare Benefit Plan Annex, upon your request, and contingent on the timely submission of requested information to us, we will facilitate pre-tax Staff deductions for the following types of benefits provided under Code Section 125 cafeteria plans sponsored by you:

i. Medical, dental and/or vision (only available if such coverage is not included in your package of Insperity-Sponsored health and welfare benefits);

ii. Health savings account (only available if you elect a benefits package that does not include Insperity Group Health Plan coverage);

iii. Health care flexible spending account (only available for new clients, and only through the end of the client's plan year in effect when this Agreement is signed); and

iv. Dependent care flexible spending account.

D. We will not reflect pre-tax Staff deductions for a health or welfare benefit plan sponsored by you during any period Staff is eligible to participate in an Insperity-Sponsored health or welfare benefit plan providing benefits of a similar type or coverage level.

E. We will provide the services outlined in Sections 2(B) and 2(C) above subject to the following:

i. Upon execution of this Agreement, and when requested by us, you will furnish us all information or documentation necessary to perform our obligations hereunder, including a copy of the document for the cafeteria plan sponsored by you under which pre-tax deductions are authorized. If you utilize a third-party vendor to administer your benefit plan(s), you authorize such vendor to furnish directly to us upon our request information we indicate is necessary to perform our obligations.

ii. You represent and warrant to us that:

a. You have disclosed to us all plans for which we are being requested to reflect Staff deductions.

b. Any plan sponsored by you for which we are providing services under this Section 2 will satisfy applicable legal requirements at all times during the operation of this Health & Welfare Benefit Plan Annex, including satisfaction of any requirement under Code Section 125 for services relating to a cafeteria plan sponsored by you. You will promptly notify us if a plan sponsored by you fails to satisfy legal requirements at any time.

c. You and Staff will be required to submit deduction authorizations in our required format. You are responsible for ensuring that such format complies with the terms of your sponsored plan, and that deduction amounts are not in excess of any applicable limits.

d. You are solely responsible for performing any required non-discrimination testing, and for reporting to us no later than ninety (90) days after the end of the plan year the amount of any taxable adjustments to Staff's wages as a result of such testing. In the event it is necessary to issue an amended Form W-2 as a result of such testing, you agree to compensate us for such service.

e. You are solely responsible for monitoring Staff's eligibility for any plan sponsored by you for which we are providing services under Sections 2(B) and 2(C), including Staff's eligibility to make pre-tax contributions through a cafeteria plan, and will promptly report to us changes in Staff eligibility that impact services being provided. We reserve the right to refuse to reflect pre-tax contributions for any Staff we determine are, or may be, ineligible to participate in a cafeteria plan because such Staff is self-employed, an owner or partner of you, or may be treated as such an ineligible individual for federal income tax purposes.

f. We will not handle or receive Staff contributions (whether pre or post-tax), and instead shall reflect a corresponding amount of credit on your invoice for any such contributions. You are solely responsible for forwarding such contributions to the carrier/vendor of your sponsored plan in accordance with ERISA and the Code.

g. We assume no fiduciary authority and exercise no fiduciary control with respect to any Staff contributions, your contributions or assets under any of your sponsored plans, and will not perform any discretionary services whatsoever with respect to such plans.

h. You are solely responsible for providing plan participants with required notices and documents and for filing any applicable governmental reports for any plans sponsored by you.

3. Termination. Upon termination of your Client Service Agreement, you agree:

A. To provide replacement health insurance for Client Former COBRA Participants, Staff, former Staff and any eligible dependents of such individuals covered under the Insperity Group Health Plan at the time of this Agreement's termination (collectively, "**Client's COBRA Participants**");

B. To pay us a one-time administrative fee of $1,500 for each Client COBRA Participant who remains covered under the Insperity Group Health Plan after termination of this Agreement, such fee to be determined after the effective date of such termination;

C. To pay us a monthly administrative fee of $250 for each Client COBRA Participant that remains covered under the Insperity Group Health Plan after termination of this Agreement, for each month in which the Client COBRA Participant is covered at least one (1) day, beginning with the month your Agreement terminates; and

D. That the fees listed above shall not be construed as a penalty but are a reasonable estimate of the costs to be incurred by us, which costs are difficult to ascertain prior to their incurrence. These fees are in addition to the premium payments payable by the Client COBRA Participants. Any amounts due hereunder will be billed monthly and you agree to pay such amount promptly. This Section 3 will survive the termination of your Agreement.

Based on your 401(k) plan selection to us, the corresponding section below will apply. For purposes of this Retirement Plan Annex, "**Insperity**", "**we**", "**us**" or "**our**" may refer to Insperity PEO Services, L.P., Insperity Holdings, Inc., or its wholly-owned affiliates, as applicable.

1. **Insperity 401(k) Plan**

A. Insperity Holdings, Inc. is the plan sponsor of the Insperity 401(k) Plan ("**Plan**") and is responsible for maintaining the Plan in accordance with all applicable Laws, including the Code and ERISA.

B. If we agree to permit Staff to participate in the Plan, this Section 1 applies and such participation shall be in accordance with the Plan's terms and conditions, the trust agreement for such Plan ("**Trust**") and the election agreement under which you have specified various plan features which will apply to Staff ("**Election Agreement**").

C. In order for the Plan to maintain its tax-qualified status under the Code, the portion of the Plan attributable to each of our clients must satisfy various requirements set forth in the Code and related guidance, including: coverage testing, discrimination testing, top-heavy contribution requirements, required minimum distributions and participant loan limits. We have the sole discretion and authority to administer the Plan and conduct all testing based on the methodology in accordance with Laws we deem appropriate, which decisions shall be conclusive and binding on all parties and shall not be subject to your or third party review or challenge. You agree to provide complete, accurate and timely information to us (including when requested by us) in connection with the administration of the Plan.

D. We will invoice you and you agree to pay an amount equal to the matching, top-heavy and all other contributions to the Insperity 401(k) Plan, as determined by us in our sole and absolute discretion in accordance with applicable Law (whether or not you are a current client at the time the contribution is due).

E. We will invoice you and you agree to pay our fees at the then prevailing charges, and you agree to fulfill all of your obligations set forth in the Plan, Trust and Election Agreement.

F. The Implementation Guide for the Plan includes a summary of Plan expenses and an investment disclosure schedule setting forth the annual operating expenses of the underlying investments, expressed as a percentage of average net assets. A portion of the operating expenses may include compensation in the form of certain shareholder service fees, sub-transfer agency fees and distribution fees, which are commonly called "revenue sharing" payments. Revenue sharing payments paid on Plan assets will be used to offset the expenses of administering the Plan, which include expenses charged or incurred by us, subcontractors and other third parties. If revenue sharing payments are not sufficient to cover these expenses, any shortfall will be charged against the accounts of Staff who are Plan participants. The underlying investments, expenses and revenue sharing amounts may change at any time.

G. You may be required, at the discretion of the administrator of the Plan, to cause a qualified plan to accept a plan-to-plan transfer of the assets held in the Plan attributable to your employees who are current and former Staff ("**Asset Transfer**"). Unless we agree otherwise, you agree to have a qualified plan accept an Asset Transfer within 90 days of the earlier of: (i) the termination of this Agreement; or (ii) notice from us. Notwithstanding the foregoing, in our discretion, we may elect to distribute such assets to such current and former Staff in accordance with the applicable provisions of the Plan.

2. **Insperity Individual Client-Sponsored 401(k) Plan**

A. This Section 2 applies if you elect to sponsor a 401(k) plan in accordance with the terms of the retirement plan document furnished by Insperity Retirement Services, L.P. ("**Retirement Services**").

B. Our obligations under this Section 2 are contingent upon you executing a Recordkeeping and Services Agreement with Retirement Services, the terms of which are incorporated into this Retirement Plan Annex for all purposes.

C. We will report and remit on your behalf, elective contributions and other payroll period employer contributions for participating Staff, to the trustee of your 401(k) plan. We will invoice you and you agree to pay the amount of the payroll period contributions to your 401(K) plan.

D. You agree to maintain your 401(k) plan in accordance with all applicable Laws, including the Code and ERISA, at all times during the term of this Agreement and this Retirement Plan Annex. You agree to promptly notify us of any qualification failure.

E. You agree to provide complete, accurate and timely information to us (including when requested by us) and we are entitled to rely on said information.

F. The Recordkeeping and Services Agreement includes a schedule of fees and provisions on investment revenue sharing payments and administrative expenses. You agree to pay the fees or cause the fees to be paid as set forth in the Recordkeeping and Services Agreement.

G. We will report your 401(k) plan participation for Staff on our Form W-2. In the event it is necessary to issue an amended Form W-2 due to incorrect or incomplete information provided by you, you agree to compensate us for such service.

H. Insperity, Retirement Services, our affiliates, and our respective directors, officers and employees, are not fiduciaries of and will not perform any discretionary services whatsoever with respect to your 401(k) plan, the trust or the assets thereof.

3. **Other Client-Sponsored Plan**

A. This Section 3 applies if you elect to sponsor or make available a retirement plan (e.g., 401(k) plan, SIMPLE 401(k) plan, 403(b) plan, SIMPLE IRA or SAR-SEP) other than one on a plan document furnished by Retirement Services.

B. Our obligations under this Section 3 are contingent upon you executing an outside record keeper authorization form ("**ORK Form**"), the terms of which are incorporated into this Retirement Plan Annex for all purposes.

C. We will report the amount of elective contributions and loan payments to your retirement plan as directed in writing (or electronically) by you for Staff pursuant to procedures established by us. We may agree, subject to our review and approval, to report such amounts to your retirement plan as directed in writing (or electronically) by your retirement plan's third party administrator or record keeper pursuant to procedures established by us.

D. You represent and warrant that all elective contributions and loan payments made by participating Staff are made in accordance with their affirmative elections under your retirement plan, except that any elective contributions made without an affirmative election by Staff are made pursuant to an automatic contribution arrangement that complies with the notice and all other requirements of all applicable Laws, including ERISA Section 514(e).

E. We will not handle or take possession of Staff elective contributions or loan payments or other contributions under your retirement plan. You are solely responsible for remitting all contributions, including Staff and employer, to the trustee, custodian, or insurance company of your retirement plan. You agree to remit all contributions in accordance with ERISA and the Code.

F. You agree to provide complete, accurate and timely information, to or when requested by us or Retirement Services, who shall be entitled to rely on said information. You authorize your retirement plan record keeper to furnish directly to us upon request, any information reasonably necessary to perform the obligations under this Section 3.

G. Based on the services you select on the ORK Form, we will provide you with a report each payroll period indicating (i) amounts deferred under your retirement plan during such payroll period by each participating Staff; and (ii) any associated matching and, if agreed by us, nonelective contribution amount under your retirement plan. We will not determine the methodology for calculating any matching and nonelective contribution amounts reported, but will rely solely on your representation regarding the methodology to be used under your retirement plan. We may agree, subject to our review and approval, to apply general age and/or service requirements provided by you for purposes of reporting associated matching and nonelective contributions, and you agree that in so doing we are not calculating or determining eligibility for your retirement plan. You are responsible for reviewing the accuracy of the amounts reported.

H. You agree to maintain your retirement plan in accordance with all Laws, including the Code and ERISA, at all times during the term of this Agreement and this Retirement Plan Annex. You agree to promptly notify us of any qualification failure.

I. You are responsible for (i) imposing and monitoring benefit limitations; (ii) communicating any changes to Staff deductions previously submitted to us; (iii) determining eligibility and all contributions under your retirement plan; (iv) performing qualified plan testing (e.g., coverage, non-discrimination and top-heavy); (v) determining eligibility for distributions and withdrawals; (vi) providing legally-required notices, communications and other documents under your retirement plan; and (vii) filing annual information returns, tax returns and determination letter requests.

J. You represent that all Staff making or receiving contributions under your retirement plan are eligible and you agree to immediately report to us any Staff that are, or become, ineligible to participate in your retirement plan.

K. We will report your retirement plan participation for Staff on Form W-2, if your retirement plan is covered by an executed ORK Form. If your retirement plan does not permit employee elective contributions and is not covered by an executed ORK Form, we will also report your retirement plan participation for Staff on Form W-2 provided you request us to do so in writing prior to the end of the calendar year and you timely provide the information we request. In the event it is necessary to issue an amended Form W-2 for such reporting, you agree to compensate us for such service.

L. Insperity, Retirement Services, our affiliates, and our respective directors, officers and employees, are not fiduciaries of and will not perform any discretionary services whatsoever with respect to your retirement plan or any plan under this Section 3, the trust or the assets thereof.

4. No Retirement Plan

A. You may decide to not make a retirement plan available to Staff. In the absence of a retirement plan selection acknowledged by us and in accordance with one of the sections above under this Retirement Plan Annex, this Section 4 applies and your default selection is no retirement plan is available to Staff.

5. Provisions of General Applicability

A. This Retirement Plan Annex shall survive the termination of this Agreement.

B. You are responsible for any penalties, income taxes, excise taxes and interest related to your sponsorship of a retirement plan.

C. We reserve the right to terminate or modify our services under this Retirement Plan Annex and referenced documents without cause upon written notice to you.

D. We reserve the right to immediately terminate our retirement plan related services if you fail to comply with the applicable provisions of this Retirement Plan Annex and referenced documents.

E. You agree to cooperate fully with us in any investigation or defense of any retirement plan-related matter involving Staff whether such matter is initiated by Staff, a government agency or us.

This Annex sets forth our Credit Policy. Notwithstanding any statement to the contrary contained in this Agreement, including Section 5(D) of the Client Service Agreement, we reserve the right to modify, amend, alter, add to or otherwise change this Credit Policy, which revised Credit Policy shall be immediately binding. Failure to comply with any provision of this Credit Policy may constitute a Default and result in immediate termination of this Agreement. Exceptions to this Credit Policy are effective only when in writing signed by us.

1. Invoice Payment Methods and Timing.

A. Payment Methods. The standard method for payment of our invoices is direct debit. Wire transfer is acceptable only if approved by us. Conditions of payment methods are as follows:

i. *Direct Debit*. You authorize your bank to accept a debit request by us from your designated bank account and will provide your bank with authorization to allow us to debit your designated bank account. You agree to report payroll at least four (4) business days prior to payroll date and you authorize us to debit your designated bank account for payroll one (1) business day prior to payroll date. If all Staff on your payroll participate in both direct deposit and ePayStub, we may debit your designated bank account on the payroll date. Newly hired Staff will have thirty (30) days from their hire date to enroll in direct deposit with ePayStub. Existing Staff that terminate direct deposit with ePayStub will be allowed up to thirty (30) days to re-enroll in direct deposit with ePayStub.

Funds must be available for debit the day payroll is processed. Additional pay such as bonuses, vacation, severance, and commissions processed through us will be handled in the same time frames unless we notify you that we will require wire transfer. During the time period required to set up the direct debit process, you will pay all invoices by wire transfer. You are responsible for all fees charged by your bank. If a direct debit is returned for non-sufficient funds, you may be required to wire transfer thereafter.

In consideration of your bank's compliance with this authorization, you agree that our bank's treatment of any charge, and its rights in respect to it, shall be the same as if the entry were initiated personally by you and that if any charge is dishonored, whether with or without cause, your bank shall be under no liability.

ii. *Wire Transfer*. You may elect to pay invoices by wire transfer with our approval. Under this method, you electronically remit funds from your bank directly to our designated bank account. The funds are available to us on the same day the wire transfer is sent. You agree to wire transfer to our designated bank, no later than 3 p.m. Houston, Texas time, two (2) business days prior to payroll date. You are responsible for all fees charged by your bank. We may require you to pay by wire transfer if you are determined by us in our reasonable discretion to be a credit risk or in other instances where we determine that time is of the essence.

iii. *Other Payment Methods*. No other form of payment (e.g. check, cashier's check, credit card, etc.) is acceptable without our prior written approval.

B. Timing of Payment. In general, we will not release a payroll until payment has been received from you. The timing of payments for the direct debit and wire transfer methods are as follows:

i. *Direct Debit*. Direct debits are initiated by us at least two (2) business days prior to the payroll effective date.

ii. *Wire Transfer*. A wire transfer must be received by our receiving bank at least two (2) business days prior to the payroll effective date.

iii. *Prepayment*. You provide funds for the estimated payroll to us via wire transfer on the first banking business day prior to the start of the payroll period.

2. Financial Reviews. We monitor clients who have large dollar invoices and/or who are considered by us to be a credit risk. We reserve the right to request your financial statements and other information in order to evaluate your ability to timely pay invoices. We may require you to comply with the following policies:

A. Initial Financial Reviews. If your total monthly payroll invoices exceed $500,000 as calculated on the Schedule B, we will require you to provide current year-to-date and prior full year financial statements to us. The required financial statements must contain the same information specified in Section 2(B) below. Based on this review, we will determine whether or not security, as described in Section 3 below, will be necessary.

B. Periodic Financial Reviews. We will routinely review your financial condition if you have a total monthly payroll invoice exceeding $500,000 in the aggregate each month. These reviews will be performed quarterly. For these reviews, you agree to provide the following: (i) unaudited financial statements, including balance sheet, income statement, and cash flow statement, and bank statements by the 30th day after each quarter end; and (ii) your annual audited, compiled or reviewed financial statements by the 90th day after close of your fiscal or calendar year.

3. Credit Conditions. We will monitor your ability to timely meet your financial obligations to us, and we further reserve the right to alter your payment terms, if we determine, through information available from our business relationship with you, or other credible independent third party sources, that you are or have become a credit risk to us. The possible payment/contract terms changes include but are not limited to: (a) requiring you to pay invoices by wire transfer; (b) requiring you to immediately post a security deposit in an amount determined by us to secure your obligations under this Agreement; (c) requiring you to prepay your estimated obligations for each payroll period one (1) banking business day prior to the start of the payroll period; and (d) requiring you to sign a short-term, automatically terminating Client Service Agreement Addendum and prepaying each estimated obligation for each payroll period per clause (c) above.

Any security deposit must remain available to us in the event of your bankruptcy filing or default under this Agreement. The amount provided as security must equal, at a minimum, the invoice amount of one payroll period plus, if the payroll is paid in arrears, the estimated amount represented by the period in arrears. We will calculate the amount required.

4. Required Approvals.

A. A payroll effective date that is more than seven (7) calendar days beyond the date of the payroll period is considered an exception to policy and must be approved by our Director of Credit Services and/or our Senior Vice President of Finance.

B. A monthly payroll period is considered an exception to policy and must be approved by our Director of Credit Services and/or our Senior Vice President of Finance.

C. Severance Payments. If you utilize direct debit, we may require you to pay severance payroll invoices by wire transfer. Additionally, all severance agreements processed through us must be approved by our Insperity Separation Agreements team.

D. Bonus Payroll. If you are a direct debit client, we may require you to pay bonus payroll invoices by wire transfer.

E. Parachute and Change in Control Payments. All parachute payments and payments related to a change in control processed through us must be approved by our Finance Department.

5. **Guaranty of Related Parties.** You agree to guaranty all obligations of your related companies under any Client Service Agreement or MidMarket Client Service Agreement entered into with us by your related companies.